                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*

                              F.Y.I. INCORPORATED

                   ---------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE

                   ---------------------------------------
                         (Title of Class of Securities)

                                  302 712 104


                   ---------------------------------------
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                                               Page 2 of 5 Pages

                                  SCHEDULE 13G

CUSIP No. 302 712 104



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      GREGORY R. MELANSON
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     379,260 SHARES OF COMMON STOCK
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   -0-
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     379,260 SHARES OF COMMON STOCK
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     -0-
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      379,260 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


                                                                            / /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      3.44%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!



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                                                             Page 3 of 5 Pages


Item 1.          (a)      Name of Issuer:  F.Y.I. INCORPORATED

                 (b)      Address of Issuer's Principal Executive Offices:

                                  3232 MCKINNEY AVENUE
                                  SUITE 900
                                  DALLAS, TEXAS  75204

Item 2.          (a)      Name of Person Filing:  GREGORY R. MELANSON

                 (b)      Address of Principal Business Office or, if none,
                          Residence:

                                  GREGORY R. MELANSON
                                  C/O RESEARCHERS ACQUISITION CORP.
                                  130 TOWNSEND STREET
                                  SAN FRANCISCO, CA  94107

                 (c)      Citizenship:  UNITED STATES OF AMERICA

                 (d)      Title of Class of Securities: COMMON STOCK, $.01 PAR
                          VALUE

                 (e)      CUSIP Number: 302 712 104

Item 3. THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(c). ITEM 3(a) THROUGH 3(h) ARE, THEREFORE, INAPPLICABLE.


Item 4.          Ownership.

                 The following information is provided as of January 30, 1998:

                 (a)      Amount Beneficially Owned: 379,260 SHARES OF COMMON
                          STOCK

                 (b)      Percent of Class: 3.44%

                 (c)      Number of shares as to which such person has:

                          (i)  sole power to vote or to direct the vote

                                  379,260 SHARES OF COMMON STOCK

                          (ii)  shared power to vote or to direct the vote

                                -0-

                          (iii) sole power to dispose or to direct the disposition of

                                  379,260 SHARES OF COMMON STOCK

                          (iv) shared power to dispose or to direct the disposition of

                                -0-
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                                                               Page 4 of 5 Pages



Item 5.          Ownership of Five Percent or Less of a Class.

                 3.44%

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 NOT APPLICABLE.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 NOT APPLICABLE.

Item 8.          Identification and Classification of Members of the Group.

                 NOT APPLICABLE.

Item 9.          Notice of Dissolution of Group.

                 NOT APPLICABLE.

Item 10.         Certification.

                 THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(c); THEREFORE, THE CERTIFICATION IS NOT APPLICABLE.
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                                                               Page 5 of 5 Pages




                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 16, 1998



                                      /s/  Gregory R. Melanson
                                      --------------------------------------
                                      Gregory R. Melanson